Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made as of July 17, 2002, by and between Policano & Manzo, L.L.C., a New Jersey limited liability company, with its principal offices in New Jersey (“Company”), and Dominic DiNapoli. whose address is set forth on Schedule 1 (“Executive”).

W I T N E S S E T H:

WHEREAS, Company is a wholly-owned subsidiary of FTI Consulting, Inc., a Maryland corporation (“FTI”); and

WHEREAS, Company is engaged in the business of providing restructuring advisory services which, prior to its acquisition by FTI, was conducted independently by Policano & Manzo, L.L.C.; and

WHEREAS, FTI, Company and PricewaterhouseCoopers LLP (“PWC”) have entered into an Agreement for the Purchase and Sale of Assets dated July 24, 2002, pursuant to which Company will purchase PWC’s business recovery services business (the “BRS Business”); and

WHEREAS, Executive is a partner of PWC, and is the managing partner of PWC’s BRS Business; and

WHEREAS, Company desires to retain the services of Executive following the closing (“Closing”) of the transactions under the aforesaid Agreement for the Purchase and Sale of Assets; and

WHEREAS, Executive has entered into an agreement with PWC pursuant to which, concurrently with the Closing, Executive will withdraw as a partner of PWC.

NOW, THEREFORE, the parties agree as follows:

1. Employment. Company employs Executive and Executive accepts such employment upon the terms and conditions set forth in this Agreement.

2. Term of Employment. Executive’s employment under this Agreement will begin immediately following the Closing, if such Closing occurs, and will continue for a term of four years.

3. Position and Duties. Executive will (a) be employed in a senior executive capacity with duties and responsibilities that are consistent with Executive’s current position in PWC’s BRS Business, (b) be a member of Company’s Executive Committee (as constituted and described in Exhibit A annexed hereto), (c) perform such other duties and responsibilities relating to Company’s BRS Business as may from time to time be reasonably assigned to Executive by Company’s President or Chief Executive Officer, commensurate with Executive’s senior executive position, (d) have such authority as may be reasonably necessary or appropriate in order to enable Executive to carry out the duties and responsibilities of Executive’s employment hereunder, (e) have the title set forth on Schedule 1, (f) have Executive’s principal office located at Company’s offices set forth on Schedule 1, and (g) be entitled to office services and support commensurate with Executive’s position, duties and responsibilities. Executive will devote substantially all of Executive’s business time, attention, and energies to the performance of Executive’s duties and responsibilities hereunder, provided that Executive may engage in personal, charitable, professional and investment activities to the extent such activities do not conflict or materially interfere with the ability of Executive to perform said duties and responsibilities. Subject to and in accordance with FTI policy and procedures, Executive may serve as a member of the board of directors or other governing body of other entities.

4. Annual Salary. Executive will be entitled to a salary determined and payable in accordance with this Section 4.

(a) Target Salary. A target annual rate of salary (“Target Salary Rate”) will be established by Company and communicated in advance to Executive for each calendar year (or portion of a calendar year) during the term of this Agreement. Executive’s Target Salary Rate for each of the partial year ending December 31, 2002 and the calendar year ending December 31, 2003 is set forth on Schedule 1. Executive’s Target Salary Rate for each of 2004,2005 and 2006 will be determined before the beginning of such year by the Executive Committee, The Target Salary Rate for any year will be divided into two portions, one equal to 80% of the Target Salary Rate (“Fixed Salary”), and the other equal to 20% of the Target Salary Rate (“Contingent Salary”). The Fixed Salary for each year will be payable in accordance with (b) below, and the Contingent Salary for each year will be payable, if at all, in accordance with (c) below. Company, acting in its discretion, may increase Executive’s Target Salary Rate at any time and from time to time. Company may not decrease Executive’s Target Salary Rate unless such decrease is made for the fiscal year after December 31, 2003 and either (1) pursuant to the last paragraph of Section 9(e) (relating to across-the-board cuts due to adverse business conditions), or (2) due to deficiencies in Executive’s individual performance as determined in the discretion of the Executive Committee.

(b) Fixed Salary. The Company will pay Executive’s Fixed Salary for any year in equal installments in accordance with Company’s normal payroll practices.

(c) Contingent Salary. Executive’s Contingent Salary for any year will be payable to Executive by Company if, to the extent and when provided below.

(i) Portion Contingent on Company Performance. For each calendar year (or partial calendar year), an amount equal to 50% of Executive’s Contingent Salary will be payable to Executive if Company’s EBITDA Percentage (defined below) for the year (or partial year) is at least 100%, If Company’s EBITDA Percentage for the year (or partial year) is less than 100%, then Executive will be entitled to a percentage of such amount determined under the following table:

EBITDA Percentage	Executive’s Percentage
Less than 80%	0%
80% to 89%	25%
90% to 95%	75%
96% to 99%	90%

For any calendar year (or partial calendar year), the EBITDA Percentage will be the percentage derived by dividing the Company’s “actual EBITDA” for such year (or partial year) by the “target EBITDA” for the year. For the partial year beginning on the Closing date and ending December 31, 2002, the EBITDA Percentage will be deemed to be 100% if Executive is still employed by the Company on December 31, 2002, or if Executive’s employment is terminated before that date for any reason other than by the Company for Cause or voluntarily by Executive (pursuant to subsection (a) or (b) of Section 9). The target EBITDA for 2003 and each subsequent calendar year will be equal to the EBITDA projected for the year on the Executive Committee’s operating budget. The target EBITDA for the partial year ending on the date of the Executive’s termination of employment will be equal to a pro rata portion of the target EBITDA for the full year, based upon the number of days in such partial year. For the purposes hereof, target EBITDA will be determined by the Executive Committee and approved by senior management of FTI in accordance with FTI policy and procedures.

The amount, if any, payable to Executive under this subsection (i) for a year (or partial year) will be paid by Company to Executive within 30 days after the audited consolidated financial statements of FTI for such year become available.

(ii) Portion Contingent on Individual Performance. For any calendar year (or partial calendar year), an amount equal to the remaining 50% of Executive’s Contingent Salary will be payable if and to the extent Executive satisfies the individual performance target set forth on Schedule 1. Any such amount will be paid to Executive by Company within thirty days after the end of such year or partial year.

5. Employee Benefit Programs and Perquisites.

(a) General. Executive will be entitled to participate in such qualified and nonqualified employee pension plans, group health, long term disability and group life insurance plans, and any other welfare and fringe benefit plans, arrangements, programs and perquisites, including stock option and stock purchase plans, generally maintained or provided by Company and FTI from time to time to or for the benefit of their executive employees or employees generally (“Benefit Plans”), at a level commensurate with Executive’s position and FTI policy regarding other similarly situated FTI employees. Executive’s participation in any Benefit Plans will be subject to the terms of the applicable plan documents and Company’s or FTI’s generally applied policies. FTI or Company in their discretion may from time to time adopt, modify, interpret, or discontinue such plans or policies in a manner generally applicable to FTI’s or Company’s executives. Executive will be given full credit for service with PWC and its predecessors prior to the Closing under the Benefit Plans and for purposes of determining Executive’s period of employment under any vacation, sick pay or other paid time off plan of

Company or FTI and for determining other entitlements and terms of employment affected by seniority under Company’s and FTI’s employment policies. Any Benefit Plan which provides medical, dental or life insurance benefits shall waive any waiting periods and any pre-existing conditions and actively-at-work exclusions. Executive will be entitled to at least four weeks of paid vacation for each calendar year (pro-rated for partial calendar years) subject to Company’s policies on use and retention of such vacation in effect from time to time. All Senior Managing Directors, Managing Directors and Directors of the Company will be eligible to participate in an incentive bonus pool which: (1) for the fiscal year ending December 31, 2003, will pay out 10% of EBITDA in excess of 2002 achieved EBITDA (payable in stock, options and/or cash) so long as target 2003 EBITDA is achieved; (2) for the fiscal year ending December 31, 2004, will pay out 10% of EBITDA in excess of 2003 achieved EBITDA (payable in stock, options and/or cash) so long as target 2004 EBITDA is achieved; and (3) for the fiscal year ending December 31, 2005, will pay out 10% of EBITDA in excess of 2004 achieved EBITDA (payable in stock, options and/or cash) so long as target 2005 EBITDA is achieved. Allocations under the incentive bonus pool shall be determined by the Executive Committee.

(b) Stock Options. Promptly after the Closing date, FTI will grant Executive an option to purchase shares of Common Stock of FTI under the FTI 1997 Stock Option Plan, as amended. The number of shares covered by the option is set forth on Schedule 1. The exercise price per share covered by the option will be equal to the price per share on the date of the Closing (or, if no trades are made on such date, the next preceding date on which such shares are traded). The option will vest in three equal annual increments beginning on the first anniversary of the Closing.

(c) Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses in carrying out Executive’s duties and responsibilities under this Agreement, and Company will promptly pay or reimburse Executive for all such expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to Company’s expense reimbursement policies in effect from time to time with respect to executives of Company or FTI.

6. FTI Stock. Immediately after the Closing, a number of shares of FTI common stock owned by Executive, as specified on Schedule 1. will become subject to the restrictions and obligations set forth in the Restricted Share Agreement attached as Exhibit B hereto. Executive shall become a party to the registration rights agreement with FTI and PWC, substantially in the form annexed as Exhibit C, with piggy back rights previously communicated to Executive by management of FTI and PWC. Executive shall become a party to the indemnity agreement with FTI, substantially in the form annexed as Exhibit D.

7. No Other Employment. Executive represents to FTI and Company that, subject to Executive’s withdrawal from PWC pursuant to the above-referenced withdrawal agreement, Executive is not subject to any agreement, commitment, or policy of any third party that would prevent Executive from entering into or performing the duties of Executive’s employment under this Agreement. Executive will not enter into any agreement or commitment or agree to any policy that would prevent or hinder the performance of Executive’s duties or obligations under this Agreement.

8. No Payments to Governmental Officials. Executive will not knowingly, pay or authorize payment of any remuneration to or on behalf of any governmental official which would constitute a violation of applicable law. Company will neither request nor require Executive to offer to make or make a payment of any remuneration to or on behalf of any governmental official other than those required or expressly permitted by applicable law.

9. Termination of Employment.

(a) Resignation. Executive may voluntarily resign Executive’s employment under this Agreement at any time upon at least 90 days’ prior written notice to Company. The Company may waive such notice or authorize a shorter notice period.

(b) Termination by Company for Cause. The Company may terminate Executive’s employment for “Cause” if (and only if) Executive:

(i) is convicted of or pleads nolo contendre to a felony involving moral turpitude,

(ii) willfully fails or refuses to carry out the material responsibilities of Executive’s employment with Company, or

(iii) engages in any other willful misconduct or a pattern of behavior which has had or is reasonably likely to have a significant adverse effect on Company or FTI,

all as determined by the Executive Committee. Executive’s termination for Cause will be effective immediately upon Company mailing or transmitting notice of such termination, provided such notice is given within 90 days after the discovery by Company of the event or conduct giving rise to grounds to terminate Executive for Cause. Before terminating Executive for Cause under (ii) or (iii) above, the Executive Committee will specify in writing to Executive the nature of the act, omission, refusal, or failure that it deems to constitute Cause and if the action is curable, give Executive at least 30 days from the receipt of such notice to correct the situation (and thus avoid termination for Cause).

(c) Termination by Company Without Cause. Subject to the provisions hereof, Company may terminate Executive’s employment under this Agreement before the end of the term, without Cause, upon 30 days’ prior written notice; provided, however, that Executive will be entitled to at least 90 days’ notice of termination if the termination is to be effective on or after the last day of the term set forth in Section 2.

(d) Termination Due to Disability. If Executive becomes “Disabled” (as defined below), Company may terminate Executive’s employment. For the purposes hereof, Executive will be deemed to be Disabled if Executive is unable to substantially perform the customary duties and responsibilities of Executive’s employment for 120 or more days during any 180 day period by reason of a physical or mental incapacity which is expected to result in death or last indefinitely.

(e) Termination by Executive for Good Reason. Executive may resign for “Good Reason” if, without Executive’s prior written consent, Company or FTI:

(i) materially reduces the scope or nature of Executive’s working conditions in a manner which is inconsistent with Executive’s position, duties and responsibilities (as described in Section 3 above) or which has or is reasonably likely to have a material adverse effect on Executive’s status or authority; or

(ii) materially diminishes Executive’s working conditions, including, without limitation, relocation by more than 50 miles of Executive’s principal office specified in Section 3 hereof; or

(iii) reduces the annual rate of Executive’s Fixed Salary by more than 15% for any calendar year or partial calendar year, using 2002 as the base year; or

(iv) reduces the annual rate of Executive’s Fixed Salary to an amount which, when added to any prior reductions, is less than 70% of the annual rate of Executive’s Fixed Salary for 2002; or

(v) fails to obtain and deliver to Executive a written agreement from an assignee or successor to Company for the assumption of the obligations of Company and FTI under this Agreement; or

(vi) instructs Executive to perform an unlawful or dishonest act, or materially breaches this Agreement.

Notwithstanding the foregoing, if the Company’s actual EBITDA for a fiscal year is less than 60% of the Company’s target EBITDA, then the Company may reduce Executive’s Fixed Salary for the next twelve month period without triggering the right of the Executive to terminate for Good Reason if and only if: (1) the amount of such reduction (expressed as a percentage of the rate of Executive’s Fixed Salary) is not more than 20% of the rate of Executive’s Fixed Salary, (2) a comparable reduction is made to the compensation of all executives, and (3) the amount of such reduction is restored to Executive’s Fixed Salary for the following year. Before resigning for Good Reason, Executive must specify in writing to Company the nature of the act, omission, refusal, or failure that Executive deems to constitute Good Reason and, if the situation can be cured, give Company at least 30 days after receipt of such notice to correct the situation (and thus prevent Executive’s resignation for Good Reason).

(f) Death. If Executive dies during the term, then the term will end as of the date of Executive’s death.

10. Payments on Termination of Employment.

(a) Termination by Company for Cause or by Executive Without Good Reason. If Company terminates Executive’s employment for Cause or if Executive resigns without Good Reason, Company will promptly pay to Executive: (i) the unpaid amount, if any, of Executive’s Fixed Salary through the date of termination, (ii) the unpaid amount, if any, of Executive’s previously earned and unpaid Contingent Salary or incentive bonus, (iii) the amount of any substantiated but previously unreimbursed business expenses incurred through the date of termination, and (iv) any additional entitlements, if any, to which Executive is entitled under the terms of any Company benefit plan or arrangement in which Executive was a participant (collectively, “Accrued Compensation”).

(b) Termination by Company Without Cause or by Executive for Good Reason. If Company terminates Executive’s employment without Cause or if Executive resigns for Good Reason, Executive will be entitled to receive the following payments and benefits:

(i) any Accrued Compensation;

(ii) pro rata Contingent Salary opportunity for the year of termination and pro rata incentive bonus for the year of termination (based upon the bonus target for the year or, if greater, Executive’s actual incentive bonus for the preceding year) determined by multiplying the sum of such amounts by a fraction, the numerator of which is the number of days from the beginning of the calendar year through the date of termination, and the denominator of which is 365, which amount shall be paid in a lump sum within ten days of the date of termination;

(iii) continued payment of salary for the salary continuation period specified in Schedule 1, based upon the greater of (1) Executive’s Target Salary Rate for the year in which Executive’s employment is terminated, or (2) Executive’s average Target Salary Rate for the three years preceding the year in which such termination occurs (or all of the preceding years if less than three);

(iv) full and immediate vesting of any outstanding restricted stock and of any outstanding stock options or other equity-based awards and, in the case of stock options (or other similar awards) the continued right to exercise the options (or other awards) for at least three months following the date of termination, but in no event beyond the expiration of the stated term of such option (or other award); and

(v) continuing group health and group life insurance coverage for Executive and, where applicable, Executive’s spouse and eligible dependents (“Benefit Continuation Coverage”) during the salary continuation period at the same benefit and contribution levels in effect from time to time with respect to active senior executives of Company or FTI. If and to the extent such Benefit Continuation Coverage is not permitted by the applicable plan or by applicable law, Executive will instead be entitled to cash payments sufficient to reimburse Executive and/or Executive’s spouse and eligible dependents, on an after tax basis, for the reasonable cost of comparable individual or other replacement coverage through the end of the salary continuation period. The group health part of Benefit Continuation Coverage will be in addition to and not in lieu of COBRA continuation coverage.

(c) Termination Due to Death or Disability. In the event of the termination of Executive’s employment due to death or Disability, Executive (or Executive’s estate or other beneficiary) will be entitled to receive the following payments and benefits:

(i) any Accrued Compensation;

(ii) pro rata Contingent Salary opportunity for the year of termination and pro rata incentive bonus for the year of termination (based upon the bonus target for the year or, if greater, Executive’s actual incentive bonus for the preceding year) determined by multiplying the sum of such amounts by a fraction, the numerator of which is the number of days from the beginning of the calendar year through the date of termination, and the denominator of which is 365, which amount shall be paid in a lump sum within ten days of the date of termination;

(iii) full and immediate vesting of any outstanding restricted stock and of any outstanding stock options or other equity-based awards and, in the case of stock options (or other similar awards) the continued right to exercise the options (or other awards) for at least twelve months following the date of termination, but in no event beyond the expiration of the stated term of such option (or other award); and

(iv) Benefit Continuation Coverage, where applicable, for Executive, Executive’s spouse and Executive’s eligible dependents for the one year period following the date of termination or, if longer for the then remaining balance of the term.

11. Change in Control. In the event of a Change of Control (as defined below), any outstanding restricted stock and any outstanding stock options or other equity-based awards shall become fully vested. For purposes hereof, a “Change of Control” means (a) the occurrence of (i) any consolidation or merger of FTI or Company in which such entity is not the continuing or surviving entity or pursuant to which FTI’s or Company’s capital stock would be converted into cash, securities or other property, other than a consolidation or merger of FTI or Company in which the holders of the common stock immediately prior to the consolidation or merger own not less than 50% of the total voting power of the surviving entity immediately after the consolidation or merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all FTI’s or Company’s assets, or (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than FTI, Company, any trustee or other fiduciary holding securities under any employee benefit plan of Company, or any company owned, directly or indirectly, by the shareholders of FTI in substantially the same proportions as their ownership of the FTI common stock, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the FTI’s or Company’s common stock.

12. Non-Competition Covenants. Recognizing that Executive was a partner in the business entity acquired by the Company, and further acknowledging that the Company obtained title to the business and acquired its goodwill from the business entity acquired by the Company for which Executive received consideration, and that the Company is continuing to carry on a like business, Executive acknowledges that during the Restricted Period (defined below), Executive will not, directly or indirectly, be employed by, lend money to, Invest in, or engage in a Competing Business (defined below) in any Market Area (defined below). That prohibition includes, but is not limited to, acting, either singly or jointly or as agent for, or as an employee of or consultant or independent contractor to, any one or more persons, firms, entities, or corporations directly or indirectly (as a director, independent contractor, representative, consultant, member, or otherwise) in such Competing Business. Notwithstanding the foregoing, (a) Executive may own up to 5% of the outstanding capital stock of any corporation or other entity that is publicly traded, and (b) following the termination of Executive’s employment hereunder, Executive may provide services as an officer, consultant, employee, director, partner or otherwise to an entity engaged in multiple business lines (including a business line that is a Competing Business) provided that the business line(s) for whom Executive provides services is not a Competing Business.

13. Non-Solicitation Covenants. During the Restricted Period (defined below), Executive will not, directly or indirectly, whether for Executive or for any other individual or entity (other than Company), intentionally:

(i) solicit business regarding any case or matter upon which Executive worked on behalf of Company during the term of this Agreement;

(ii) solicit any person or entity who is a client of Company’s financial consulting business in which Executive was engaged at the time of the termination of Executive’s employment with Company; or

(iii) solicit, induce or otherwise attempt to influence any person whom Company employs or otherwise engages to perform services (including, but not limited to, any independent consultants, engineers or sales representatives) or any contractor, subcontractor, supplier, or vendor of Company, to leave the employ of or discontinue providing services to Company, provided, however, that this restriction will not apply in the case of any clerical employee of Company or in the case of any other employee whose employment with Company has been terminated for at least one year.

14. Confidential Information of Company. Executive’s prior association with PWC and Executive’s association with Company under this Agreement has given and will give Executive access to Confidential Information (defined below) not generally known outside of Company that may be of value to Company or that have been given to Company in confidence by third parties. Executive acknowledges and agrees that using, disclosing, or publishing any Confidential Information in an unauthorized or improper manner could cause Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Executive will not at any time, except in performing the duties of Executive’s employment under this Agreement (or with the prior written consent of the FTI Board), directly or indirectly, use, disclose, or publish any Confidential Information that Executive may learn or become aware of, or may have learned or become aware of because of Executive’s association with Company or PWC, or use any such information in a manner that is or may reasonably be likely to be detrimental to the business of Company. For the purposes hereof, the term “Confidential Information” includes, without limitation, information not previously disclosed to the public or to the trade by Company or PWC with respect to its or their present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information, business plans, lease structure, projections, prospects, or opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other information not generally known outside Company that may be of value to Company, but excludes any information already properly in the public domain. Confidential Information also includes confidential and proprietary information and trade secrets that third parties entrust to FTI or Company in confidence. Executive understands and agrees that the rights and obligations set forth in this Section will continue indefinitely and will survive termination of this Agreement and of Executive’s employment with Company.

15. Confidential Information of Others. Executive will not use in working for Company and will not disclose to Company any trade secrets or other information Executive does not have the right to use or disclose and that Company is not free to use without liability of any kind. Executive will promptly inform Company in writing of any patents, copyrights, trademarks, or other proprietary rights known to Executive that Company will violate because of information provided to it by Executive.

16. Property Rights. Executive confirms that all Confidential Information is and must remain the exclusive property of Company. All business records, business papers, and business documents kept or created by Executive in the course of Executive’s employment by Company relating to the business of Company must be and remain the property of Company. Notwithstanding the foregoing, Executive may retain Executive’s rolodex, palm pilot or similar device to the extent such device does not contain Confidential Information. Upon the termination of this Agreement or upon Company’s reasonable request at any time, Executive must promptly deliver to Company any Confidential Information or other property belonging to Company (written or otherwise) not otherwise in the public domain. Executive will not, without Company’s consent, retain copies, excerpts, summaries, or compilations of the foregoing information and materials. The rights and obligations set forth in this Section will continue indefinitely and will survive the termination of this Agreement and Executive’s employment with Company.

17. Intellectual Property.

(a) All records, in whatever media, documents, papers, inventions and notebooks, drawings, designs, technical information, source code, object code, processes, methods or other copyrightable or otherwise protected works Executive conceives, creates, makes, invents, or discovers or that otherwise relate to or result from any work Executive performs or performed for Company or that arise from the use of assistance of Company’s facilities, materials, personnel or Confidential Information in the course of Executive’s employment (whether or not during usual working hours), whether conceived, created, discovered, made, or invented individually or jointly with others, will, together with all the worldwide patent, copyright, trade secret, or other intellectual property rights in all such works, be and remain the absolute property of Company. Executive irrevocably and unconditionally waives all rights that may otherwise vest in Executive (whether before, on, or after the date of this Agreement) in connection with Executive’s authorship of any such copyrightable works in the course of Executive’s employment with Company, wherever in the world enforceable. Without limitation, Executive waives the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment. Executive recognizes any such works are “works for hire” of which Company is the author.

(b) Executive will promptly disclose, grant and assign ownership to Company for its sole use and benefit any and all ideas, processes, inventions, discoveries, improvements, technical information, and copyrightable works (whether patentable or not) that Executive develops, acquires, conceives or reduces to practice (whether or not during usual working hours) while employed by Company. Executive will promptly disclose and hereby grant and assign ownership to Company of all patent applications, letter patent, utility and design patents, copyrights and reissues thereof, or any foreign equivalents thereof, that may at any time be filed or granted for or upon any such invention, improvement, or information. In connection therewith:

(i) Executive will, without charge but at Company’s expense, promptly execute and deliver such applications, assignments, descriptions and other instruments as Company may consider reasonable necessary or proper to vest title to any such inventions, discoveries, improvements, technical information, patent applications, patents, copyrightable work or reissues thereof in Company and to enable it to obtain and maintain the entire worldwide right and title thereto; and

(ii) Executive will provide to Company at its expense all such assistance as Company may reasonably require in the prosecution of applications for such patents, copyrights or reissues thereof, in the prosecution or defense of interferences that may be declared involving any such applications, patents or copyrights and in any litigation in which Company may be involved relating to any such patents, inventions, discoveries, improvements, technical information or copyrightable works or reissues thereof. Company will reimburse Executive for reasonable out-of-pocket expenses incurred and pay Executive reasonable compensation for Executive’s time if Company no longer employs Executive.

(c) To the extent, if any, that Executive owns rights to works, inventions, discoveries, proprietary information, and copyrighted or copyrightable works, or other forms of intellectual property that are incorporated in the work product Executive creates for Company, Executive agrees that Company will have an unrestricted, nonexclusive, royalty- free, perpetual, transferable license to make, use, sell, offer for sale, and sublicense such works and property in whatever form, and Executive hereby grants such license to Company.

(d) This section (relating to Copyright, Discoveries, Inventions and Patents) does not apply to an invention for which no equipment, supplies, facility or trade secret information of Company (including any of its predecessors) was used and that was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to the business of Company, or (ii) Company’s actual or anticipated research or development, or (b) the invention results from any work Executive performed as an employee of Company.

18. Definitions. For purposes of Sections 12 through 17, the following terms shall have the meaning set forth below:

(a) Restricted Period. For the purposes hereof, the term “Restricted Period” means the period beginning on the date of the Closing and ending on whichever of the following dates is applicable: (1) if Executive’s employment is terminated by Executive for Good Reason or by Company without Cause during the term of this Agreement, the expiration of the applicable salary continuation period under Section 10(b), (2) if Executive’s employment terminates for any other reason during the term of this Agreement, the expiration of the period set forth on Schedule 1, (3) the expiration of the period set forth on Schedule 1, after the expiration of the term of this Agreement, if upon 90 days’ notice, Company, in its sole discretion, agrees in writing to continue to pay Executive his Target Salary and benefits during such period in accordance with Company’s normal payroll and benefits practices or (4) unless clause (1), (2) or (3) applies, upon the expiration of the term of this Agreement. Notwithstanding the foregoing, the expiration of the Restricted Period will be accelerated if and when Company breaches this Agreement on or after the date the Restricted Period begins, and the duration of the Restricted Period will be extended by the amount of any and all periods that Executive violates the covenants of any of Sections 12 and 13.

(b) Competing Business. For the purposes hereof, the term “Competing Business” means any financial restructuring advisory services line of business actively conducted by Company or previously conducted by PWC in which Executive is substantially engaged during the period of Executive’s employment with Company and at the time Executive’s employment ends. A Competing Business shall not include any aspect of the financial restructuring advisory services business which is not a material revenue source of Company, the furnishing of services to lenders, and the furnishing of services to other potential clients who or with respect to matters that would not be likely to be served by or referred to Company.

(c) Market Area. For purposes hereof, the term “Market Area” means within a 25 mile radius of any location in which Company has an office and in which Company offers or provides financial consulting services to clients in the ordinary course of its business.

19. Enforceability. If any of the provisions of Sections 12 through 18 are ever deemed to exceed the time, geographic area, or activity limitations the law permits, the limitations will be reduced to the maximum permissible limitation, and Executive and Company authorize a court or arbitrator having jurisdiction to reform the provisions to the maximum time, geographic area, and activity limitations the law permits; provided, however, that such reductions apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

20. Remedies. Without limiting the remedies available to the parties, each party acknowledges that a breach of any of the covenants in Sections 12 through 18 may result in material irreparable injury to Company for which there is no adequate remedy at law, and that it will not be possible to measure damages for such injuries precisely. The parties agree that, if there is a breach or threatened breach of such covenants, Company will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in prohibited activities or such other relief as may be required to specifically enforce any of said covenants. Each party agrees that all remedies expressly provided for in this Agreement are cumulative of any and all other remedies now existing at law or in equity. In addition to the remedies provided in this Agreement, the parties will be entitled to avail themselves of all such other remedies as may now or hereafter exist at law or in equity for compensation, and for the specific enforcement of the covenants contained in Sections 12 through 18. Resort to any remedy provided for in this Section or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude a recovery of monetary damages and compensation. Each party agrees that no party hereto must post a bond or other security to seek an injunction.

21. Assignment The Company may assign or otherwise transfer this Agreement and any and all of its rights, duties, obligations, or interests under it to:

(a) FIT or any of FTI’s other affiliates or subsidiaries; or

(b) any successor to all or a material part of the business of Company (directly or indirectly) as a result of a Change of Control.

Upon such assignment or transfer, any such business entity shall be deemed to be substituted for Company for all purposes. Notwithstanding any such assignment or transfer, Company shall remain jointly and severally liable, with such assignee or transferee, for the performance of its obligations hereunder. Except as herein provided, this Agreement may not otherwise be assigned or transferred by Company. Without Company’s prior written consent, Executive may not assign or delegate the obligations of Executive under this Agreement.

22. Severability. If the final determination of an arbitrator or a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Any prohibition or finding of unenforceability as to any provision of this Agreement in any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

23. Amendment; Waiver. Neither Executive nor Company may modify, amend, or waive the terms of this Agreement other than by a written instrument signed by Executive and Company (and, if applicable, authorized by the FTI Board). Either party’s waiver of the other party’s compliance with any provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

24. Withholding. The Company will reduce its compensatory payments to Executive hereunder for withholding and FICA and Medicare taxes and any other withholdings and contributions required by law.

25. Governing Law. The laws of the State of New York (other than its conflict of laws provisions) govern this Agreement.

26. Notices. Notices may be given in writing by personal delivery, by certified mail, return receipt requested, by telecopy, or by overnight delivery. Executive should send or deliver notices to the office of the Secretary of FTI at 909 Commerce Road, Annapolis, Maryland 21401, fax number: (410) 224-2809, with a copy to Company at its corporate offices. The

Company will send or deliver any notice given to Executive at Executive’s address as reflected on Company’s personnel records. Executive, FTI, and Company may change the address for notice by like notice to the others. Executive, FTI. and Company agree that notice is deemed received on the date it is personally delivered, the date it is received by certified mail, the date of guaranteed delivery by overnight service, or the date the fax machine confirms receipt.

27. Superseding Effect. This agreement supersedes all prior or contemporaneous negotiations, commitments, agreements, and writings between Executive and Company with respect to the subject matter. All such other negotiations, commitments, agreements, and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder.

28, Arbitration.

(a) Any dispute or controversy arising under or in connection with this Agreement or Executive’s employment relationship with Company will be settled exclusively by binding arbitration to be held in the metropolitan area in which Executive is employed and conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect.

(b) After either party submits a request for arbitration, AAA will be requested to appoint a single, neutral arbitrator, within five business days after such request, to preside over the arbitration and resolve the dispute. The parties agree to raise any objections to such appointment within five business days after it is made and to limit those objections to the arbitrator’s actual conflict of interest. AAA, in its sole discretion, will determine within five business days the validity of any objection to the appointment of the arbitrator based on the arbitrator’s actual conflict of interest. The arbitrator will be directed to render a decision within 60 days after being appointed to serve as arbitrator, unless the parties otherwise agree in writing or the arbitrator makes a finding that a party has carried the burden of showing good cause for a longer period.

(c) The parties will use their best efforts to cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable, including but not limited to, providing such documents and making available such of their personnel and agents as the arbitrator may request. The parties direct the arbitrator to take into account their stated goal of expedited proceedings in determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures.

(d) The arbitrator will not have the authority to add to, detract from, or modify any provision of this Agreement nor to award punitive damages. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company or FTI will bear the direct expenses of any such arbitration proceeding. The arbitrator shall have the authority to require one party to pay some or all of the other party’s reasonable legal fees based upon an equitable determination regarding the relative fault of each party.

(e) Notwithstanding the foregoing, each party is entitled to seek injunctive or other equitable relief, as contemplated by Section 20 above, from any court of competent jurisdiction, without the need to resort to arbitration.

29. Indemnification and Liability Insurance. The Company shall indemnify Executive to the fullest extent permitted by applicable law with regard to Executive’s actions (or inactions) on behalf of Company, with advancement of legal fees on a current basis as permitted by law. The Company shall cover Executive under professional and other appropriate liability insurance policies both during and, while any potential liability exists, after the term in the same amount and to the same extent, if any, as Company covers its other senior executives.

IN WITNESS WHEREOF, the undersigned have signed this Agreement on the date first above written.

Policano & Manzo, L.L.C.

By:	/s/ Theodore I. Pincus
Name:	Theodore I. Pincus
Title:	Executive Vice President Chief Financial Officer

FTI Consulting, Inc.

By:	/s/ Theodore I. Pincus
Name:	Theodore I. Pincus
Title:	Executive Vice President Chief Financial Officer

/s/ Dominic DiNapoli
Executive

SCHEDULE 1

1.	Name and Address of Executive.

Dominic DiNapoli

1177 Avenue of the Americas

New York, NY 10036

2.	Title and Principal Office Location of Executive.

Title: Senior Managing Director - Member of Executive Committee

Office Location: New York

3.	Target Salary Rate for 2002 and 2003.

(a) 2002; $2,246,161

(b) 2003: $2,246,161

4.	Contingent Salary Based on Individual Performance Targets.

Fully contingent upon the completion of at least 1,000 billable hours during the applicable calendar year (to be prorated for partial calendar years based upon the number of days in the partial year); provided, however, with regard to the calendar year ending December 31, 2002, the pro rata billable hour requirement shall not apply and the contingent salary for such period shall be payable if employment with the Company is continuous through the end of such period

5.	Number of Shares Covered by Option Grant.

45,000

6.	Number of Shares Covered by Restricted Share Agreement.

40% of shares received from Seller

7.	Salary Continuation Period.

The remainder of the term.

8.	Restricted Period.

(a) With regard to Section 18(a)(2) - greater of the remainder of the term of this Agreement or two years from the date of such termination.

(b) With regard to Section 18(a)(3) - one year.